Exhibit 99.1

News Release
For Immediate Release

Contact:  Michael C. Crapps, President & Chief Executive Officer (803) 951-2265
                  J. Thomas Johnson, Executive Vice President (803) 321-3200

First Community Corporation Announces Completion of Merger with
DutchFork Bancshares, Inc.

Lexington, S.C. October 5, 2004 — First Community Corporation (Nasdaq Small Cap: FCCO), holding company for First Community Bank, announced today the completion of the merger with DutchFork Bancshares, Inc. (Nasdaq Small Cap: DFBS), holding company for Newberry Federal Savings Bank. Newberry Federal Savings Bank’s offices began operations as branches of First Community Bank yesterday, Monday, October 4, 2004. First Community Bank now has ten full service banking offices in the midlands of South Carolina with locations in Lexington, Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Newberry (2), and Prosperity. First Community Bank also has its eleventh banking office under construction in the Red Bank area of Lexington County with an anticipated opening in February of 2005.

Mike Crapps, President and Chief Executive Officer for First Community Corporation stated, “We are excited at the uniting of our companies and we believe the customers of both banks will benefit from the convenience of this expanded branch network combined with access to a full array of banking products and services.” Crapps continued, “The style of banking of our two institutions is so similar that a merger was a natural fit for us. The commitment of both companies to our customers, our employees, and our communities is strong and will continue as we use our combined resources to continue our vision as the premier community bank of the midlands.” Tommy Johnson, Executive Vice President of First Community Corporation and the former Chairman and Chief Executive Officer of Dutch Fork Bancshares stated, “We are even more convinced now than when we announced our merger intentions that our union is a benefit for our shareholders, our customers and our communities. This merger and the preparations leading to it have gone extremely well which I believe can be attributed in large part to the shared values of our organizations.”

First Community Corporation will issue a total of approximately 1,203,000 shares and pay a total of approximately $19.3 million to the former DutchFork Bancshares, Inc. stockholders. In reporting the details of the transaction, First Community Corporation noted that DutchFork Bancshares Inc. shareholders who elected to receive their consideration in the form of 100% stock will receive shares of First Community Corporation. Shareholders who elected to receive their consideration in the form of 100% cash or some combination of cash and stock will receive approximately 57.4% of the requested cash consideration with the balance in shares of First Community Corporation. DutchFork Bancshares, Inc. stockholders who did not submit properly completed election forms within the required timeframe will receive 1.78125 shares of First Community Corporation common stock for each share of DutchFork Bancshares common stock they owned plus cash in lieu of fractional shares, if any, at a rate of $20.86 per whole share. It was also noted that the combined company will have an asset size of approximately $458 million.

The $50.0 million transaction was originally announced on April 13, 2004 and with the closing of the transaction, the company has approximately 2.8 million shares outstanding. Effective with this merger, First Community Bank becomes the 18th largest commercial bank in South Carolina and the 6th largest publicly traded bank in the state with a market share in excess of 4% in Lexington, Richland, and Newberry counties.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###